EXHIBIT 10.10

                       UNICORN CAPITAL INVESTMENTS LIMITED
                       A First Fidelity Subsidiary Company
                  1133 Broadway, Suite 706, New York, NY 10010
                       (516) 977-3395, fax; (212) 627-8877
07-08-02
Mr. Cella:

SUBJECT; CONDITIONAL PROPOSAL FOR AN EQUITY INVESTMENT OF FOUR MILLION DOLLARS INTO RDC INTERNATIONAL

Dear Mr. Cella :

Enclosed is our conditional proposal and attached agreement for your review and approval. We have prepared a preliminary offer to purchase up to 15% of the above company's stock (hereafter known as the client and/or Client Company).

Structure of the Transaction: Fifteen percent (15%) stock equity position upon the issue of $4,000,000 in asset capitalization. Additional debt capital infusion will be made for the purpose of expansion and operating capital and shall occur upon the completion of the full due diligence.

Client Company Equity Position
The owners (client Company) shall receive a 85% equity position in the company and obtain a cash-out opportunity at the end of the three year contractual term.

Investor(s) equity Position
The investor/Consultant shall receive 15% equity stock in return for providing for a total capitalization of $4,000,000 in cash credits and or cash equivalents. The investor shall obtain one seat on the board of advisors and perform as a paid financial and management consultant to the Board Of Advisors.

THE INVESTOR(S) AND AFFILIATE COMPANIES.
The Investor is a principal and investor in the following affiliate companies. Unicorn Capital is a $100,000,000 dollar company and is a DBA as Fargo Financial in some states, . Unicorn Capital is owned 100% by First Fedality Financial a multi-billion dollar investment firm based in London. Hereafter Unicorn Capital Inc., Shall be known as the investor. Fargo Financial LLC, Services" consist of financial advisors, merchant bankers and Venture Capital professionals, hereafter shall be known as the "Financial Consultant". For the past fifteen years the company has specialized in creative financing and raising debt or equity capital for small and medium size businesses and the turn-around of chapter eleven troubled companies.

FUTURE GROWTH AND DEVELOPMENT OF THE COMPANY
The client shall have in place a certain business affiliate opportunities ,i.e., marketing group affiliates, and other value contributing affiliates which will enhance the prospects for the future growth of the company. Within the next sixty (60) days, the investor shall provide up to $4,000,000 in assets which will enhance the financial position of the company. The enhanced balance sheet is required in order to meet the S.E. C. listing requirements of the company's stock at $5.00 per share.

Once the "holding company" is fully merged and operational, the investor shall introduce and bring in addition equity investors to raise from $5,000,000 up to $10,000,000 from a DPO or secondary Market Maker offering and/or internet offering through its private data base of Angel Investors.






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Conditional Proposal Cont.

Fargo Financial Services (Consultants)  Responsibilities

o    Devote at least up to 15 hours per week to the development of the project.
o Establish a financial expansion plan for the company to meet its next level of corporate growth.
o Provide counsel to the Board of Directors on matters of corporate reorganization and financial expansion.
o    Perform as an Advisory Board Member
o    Add value to the company through an equity for stock investment.
o Key responsibility for seeing that the company obtain the necessary equity and funds to expand its businesses.
o Structure the financial operation of the company to meet current and future financial requirements.

Compensation of key Executive(s)
The Investor (Fargo Financial) shall receive a consulting fee of $175,000.00 per year of which $100,000.00 will be deferred for the first 12 months. The remainder will be paid out on a monthly term. Should there be a requirement for the investor to relocate on a interim bases, it is expected that housing and living expenses will be paid by the company.

The existing management and staff is expected to continue employment with the company for at lease the next three years. The existing management may be supplemented by an experienced CFO/CPA.


Client/Management responsibility

o A strong management team is key to approving projects for debt or equity financing.
o The management/owner will be responsible for the continuing day to day activities and operation of the company.
o Management will be responsible for providing administrative and management support to the investor in the structuring and funding of the company.
o The management /owner will be held to a performance based reporting of task, problems and activities of the company on a regular monthly basis.
o Management/owners are expected to continue to promote the company, bring in additional contracts, staff the company with qualified employees, identify future potential merger/acquisition candidate companies, maintain a high level of integrity and fiscal responsibility to the company.
o    All employee contracts shall be on a performance/contribution basis
o The management/Principals shall assist in the future debt/equity financing of the company.

Escrow of stock
The stock of both parties should be escrowed and tied to performance conditions i.e., The investor shall be responsible for the development and financial growth of the company as listed above. The client shall be responsible for managing the operation of the company and other task as described above.

Board Advisors
The client shall establish a Board Of Advisors and investor (s) shall have look two seats on the Board of Advisors and receive quarterly financial reports alone with a year-end audited financial statement.

Company Financials
The new owners and management will have joint responsibility for all financial reporting, and some administrative processes.

Conditional Proposal Cont.


Required Documentation

A full blown business plan should contain the majority of the information listed below:
     1.   Financial statement of corporation and each principal
     2.   History of company and management background
     3.   Two years of federal and tax returns for corporation and principals
     4.   Resume of principals
     5.   Present financing, if any (copy of mortgage, contract, commitment)
     6. If corporation, certificate of good standing from the Secretary of State's office
     7. If corporation, copy of the most recent annual statement filed with the Secretary of State's office
     8. Letter for the president stating that there are no liens, law suits, or any other encumbrance against the corporation.
     9.   A signed Corporate resolution approving the equity investment


Closing Documents
|X|  Consulting and Management Contract
|X|  Guarantee Agreement
|X|  Pay Order
|X|  Corporation Resolution
|X|  Evidence of Escrow Account
|X|  Non-Circumvent and Non-Disclosure
|X|  Client Acceptance Letter
|X|  Memorandum of Agreement
|X|  Corporate Note

Fees And Expenses
A breakdown of fees and expenses are listed the attached addendum entitled proposal financial terms and conditions. FFS shall be responsible for the splitting or payment of any advanced fees and expenses on behalf of the client company. All advanced fees shall go toward the payment of the client company's investment accounts and pre-payment of interest on the asset allocation accounts. (see attached proposal of terms. All expenses and fees are due and payable in advance. FFS shall have the option to request that a 30 day suspense account be establish in which we will open the account and place it in a suspense file and at the end of thirty days the account will either terminate or covert to a fully sustained account.

General Conditions Of This Offer:

o The finalization and signing of this agreement o The signing of the Master Executive Investment Services Agreement o Due Diligence documentation (see attachment)
     o    A signed Board agreement by both parties to enter into this agreement
     o There are no liens, lawsuits or other legal judgments against the company and/or it's owners.
     o All federal, state and local taxes are current o The execution of an employment contract with Mr. Thomas Hoops and a consulting contract with the investor (FFS).
     o The signing and acceptance of the attached proposal which is part of this document.
     o No new contracts entered into by the company within the past 30 days of this agreement date shall be binding upon this agreement.
     o All financial and business activities of the company shall be factual respresentations.

Key Conditions of the Owners.
The management and key supporting staff shall remain with the company for three years at which time the owner(s) may elect to cash out and leave the company, sign an agreement for a second three year renewal and or a combination of the two above options. Management shall participate in the development of a three year business plan of action for the growth and development of the company

Conditional Proposal Cont.



Key Conditions of the Investor/Consultant
Investor/Consultant shall provide for the short and long term financial support of the company's business plan.

Should any of the above conditions and or false statements on behalf of either parties which may affect the completion of either the business or financial commitments on behalf of either parties shall render this agreement null and void, thus cancel out all previous business or financial transactions.

Important Note;     This offer shall  automatically  expire fifteen  (15)working days from the Above Date. Direct All inquiries regarding this proposal to your Account Representative.


On Behalf of;                      SIGNATURES
 Investor Representative                       Client Company Representative
Fargo Financial Services                       RDC International, Inc.


/s/ Jason Kuruso                                /s/John Harkola
---------------------------                     ---------------------------
                                                Chief Executive Officer

The above signatures on this document is considered legally binding and committed to the terms and conditions of this agreement.

Attachment: Proposal of Terms and Conditions

                       UNICORN CAPITAL INVESTMENTS LIMITED
                       A First Fidelity Subsidiary Company
                  1133 Broadway, Suite 706, New York, NY 10010
                       (516) 977-3395, fax; (212) 627-8877

07-08-02
Mr. Cella:


SUBJECT; TERMS OF A  CONDITIONAL  FINANCIAL  PROPOSAL TO PROVIDE  $4,000,000  IN
         EQUITY CAPITALIZATION TO THE RDC INTERNATIONAL.


Dear Mr. Cella:

Enclosed is a financial proposal of terms and conditions to provide a equity investment in the amount of $4,000,000 in asset capitalization for the above named project. The terms of the offer are contained below for review and acceptance. Upon your acceptance these terms and conditions become a part of the Master Financial Investment and Consulting Agreement which establishes the basis for the opening of your investment account.

1) COLLATERAL AMOUNT:                $4,000,000 cash or cash equivalents
                                     Thirty-Six Months (36) and one day.

3) COST TO SET UP THE ACCOUNTS:      $32,000.00  per  year.   First year payable upon
                                     the  acceptance of this agreement.  Initial Fees
                                     will  be  used  to  pre-pay of  interest, open a
                                     fiduciary account,  open escrow and transfer the
                                     assets.


4) ANNUAL COSTS TO MAINTAIN ACCOUNT: One (001.%) annual maintenance plus

5) COMMISSIONS:                      A one time flat fee of $175,000 plus any amounts
                                     advanced shall be due upon funding depending upon
                                     substances  and funding level.

5) EQUITY:                           Fifteen percent (15%) equity  upon allocation.
                                     Of the asset/funds

  NOTES

a) The client is expected to participate in the full and/or partial payment of the above fees. The client shall have the obtain a loan from the consulting company (FFS) to pay partial and/or all of the above fees in return for a corporate term note.
b) The basic fees of setting up the account and pre-payment of interest shall be paid prior to the open of the account and transfer of assets.
c) All advanced fees paid by the client less $500.00 for administrative expenses shall be returned should the above transaction not transpire within the next 30 days.

THIS OFFER WILL EXPIRE WITHIN FIFTEEN (15) WORKING DAYS FROM THE ABOVE DATE.


Sincerely,
On behalf of;
Investor representative
(Fargo Financial  Services LLC)                Client Representative

/s/ Jason Kuruso                                /s/John Harkola
---------------------------                     ---------------------------
                                                Chief Executive Officer

Note; This  proposal  is an  addendum  to the equity  investment  proposal.  All
      responses   and   questions   shall  be directed   through  the   Investor
      Representative.